Exhibit 99

For Release: June 30, 2009

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI announces $55.5 million purchase/leaseback transaction

MURFREESBORO, Tenn. - National Health Investors, Inc. (NYSE:NHI) announced today a $55.5 million purchase/leaseback transaction involving four Texas skilled nursing facilities with 595 beds owned by affiliates of Legend Healthcare, LLC, a privately-owned company (“Legend”).  The average age of the facilities is 5 years.  Legend is currently a lease customer of NHI and specializes in the operation of transitional care and skilled nursing facilities.  Three of the four facilities were purchased by NHI on June 30, 2009, for a total of $39.7 million, with the fourth facility expected to be purchased by NHI for $15.8 million no later than August 1, 2009.  The purchases are funded from NHI’s accumulated cash liquidity.  The four facilities are being leased to Legend over 15 years at an initial lease rate of 10% plus annual increases.  Legend has the option after 7 years to purchase the facilities.

“This transaction is representative of the execution of our business strategy which is focused on investing in high- quality real estate assets with a solid return to NHI shareholders,” stated Andy Adams, NHI Chairman and CEO.

Justin Hutchens, NHI President and COO stated, “We are delighted to expand our business relationship with Legend Healthcare. Their operations continue to demonstrate excellent patient care delivery and strong financial performance.”

National Health Investors, Inc. is a health care real estate investment trust that specializes in the financing of healthcare real estate by first mortgage and by purchase and leaseback transactions. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information including NHI's most recent press releases may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.